Exhibit 8.1

Subsidiaries	Date of Incorporation /Acquisition	Place of Incorporation	Percentage of Ownership

JinkoSolar Technology Limited*	November 10, 2006	Hong Kong	100%

Jinko Solar Co., Ltd. (“Jiangxi Jinko”)**	December 13, 2006	PRC	100%

Zhejiang Jinko Solar Co., Ltd.(“Zhejiang Jinko”)	June 30, 2009	PRC	100%

Jinko Solar Import and Export Co., Ltd.	December 24, 2009	PRC	100%

JinkoSolar GmbH	April 1, 2010	Germany	100%

Zhejiang Jinko Solar Trading Co., Ltd.	June 13, 2010	PRC	100%

Jiaxing Jinko Photovoltaic System Development Co., Ltd.	December 26, 2016	PRC	100%

Xinjiang Jinko Solar Co., Ltd.(“Xinjiang Jinko”)	May 30, 2016	PRC	100%

Yuhuan Jinko Solar Co., Ltd.	July 29, 2016	PRC	100%

JinkoSolar (U.S.) Inc.	August 19, 2010	United States	100%

Jiangxi Photovoltaic Materials Co., Ltd. (“Jiangxi Materials”)	December 10, 2010	PRC	100%

JinkoSolar (Switzerland) AG	May 3, 2011	Switzerland	100%

JinkoSolar (US) Holdings Inc.	June 7, 2011	United States	100%

JinkoSolar Italy S.R.L.	July 8, 2011	Italy	100%

JinkoSolar SAS	September 12, 2011	France	100%

Jinko Solar Canada Co., Ltd.	November 18, 2011	Canada	100%

Jinko Solar Australia Holdings Co. Pty Ltd.	December 7, 2011	Australia	100%

Jinko Solar Japan K.K.	May 21, 2012	Japan	100%

JinkoSolar Power Engineering Group Limited (“JinkoSolar Power”)	November 12, 2013	Cayman	100%

JinkoSolar WWG Investment Co., Ltd.	April 8, 2014	Cayman	100%

JinkoSolar Comércio do Brazil Ltda	January 14, 2014	Brazil	100%

Projinko Solar Portugal Unipessoal LDA.	February 20, 2014	Portugal	100%

JinkoSolar Mexico S.DE R.L. DE C.V.	February 25, 2014	Mexico	100%

Shanghai Jinko Financial Information Service Co., Ltd	November 7, 2014	PRC	100%

Jinko Solar Technology Sdn.Bhd.	January 21, 2015	Malaysia	100%

Jinko Huineng Technology Services Co., Ltd.	July 14, 2015	PRC	100%

Jinko Huineng (Zhejiang) Solar Technology Services Co., Ltd.	July 29, 2015	PRC	100%

JinkoSolar Enerji Teknolojileri Anonlm Sirketi	April 13, 2017	Turkey	100%

Jinko Solar Sweihan (HK) Limited	October 4, 2016	Hong Kong	100%

Jinko Solar (Shanghai) Management Co., Ltd.	July 25, 2012	PRC	100%

JinkoSolar Trading Private Limited	February 6, 2017	India	100%

JinkoSolar LATAM Holding Limited	August 22, 2017	Hong Kong	100%

JinkoSolar Middle East DMCC	November 6, 2016	Emirates	100%

Jinko Power International (Hongkong) Limited	July 10, 2015	Hong Kong	100%

JinkoSolar International Development Limited****	August 28, 2015	Hong Kong	100%

Jinkosolar Household PV System Ltd.	January 12, 2015	BVI	100%

Canton Best Limited	September 16, 2013	BVI	100%

Wide Wealth Group Holding Limited (“Wide Wealth Hong Kong”)	June 11, 2012	Hong Kong	100%

JinkoSolar (U.S.) Industries Inc.	November 16, 2017	United States	100%

Poyang Ruilixin Information Technology Co., Ltd.	December 19, 2017	PRC	100%

JinkoSolar Technology (Haining) Co., Ltd (“Haining Jinko”)*****	December 15, 2017	PRC	71%

Jinko Solar Korea Co., Ltd.	December 3, 2018	South Korea	100%

JinkoSolar (Sichuan) Co., Ltd. (“Jinko Sichuan”)******	February 18, 2019	PRC	70%

JinkoSolar (Vietnam) Co., Ltd.	September 26, 2019	Vietnam	100%

JinkoSolar (Qinghai) Co., Ltd	April 3, 2019	PRC	55%

Jinko PV Material Supply Sdn. Bhd.	September 23, 2019	Malaysia	100%

JinkoSolar (Chuzhou) Co., Ltd. (“Jinko Chuzhou”)*******	December 26, 2019	PRC	55%

JinkoSolar (Yiwu) Co., Ltd. (“Jinko Yiwu”)********	September 19, 2019	PRC	55%

*  In the fourth quarter of 2016, JinkoSolar Technology Limited (formally known as Paker Technology Limited) disposed of Zhejiang Jinko Financial Leasing Co., Ltd for a consideration of RMB183.0 million. Loss on the disposal amounted to RMB15.2 million was recognized. Consideration associated with the transaction amounted to RMB128.1 million (US$20.3 million) was collected in 2019. Outstanding consideration of RMB41.8 million (US$6.0 million) was collected in 2020.

** In the fourth quarter of 2018, we disposed of Jinko Solar Investment (Pty) Ltd and its subsidiary JinkoSolar (Pty) Ltd with the consideration of RMB1 to a third party buyer. Loss on the disposal amounted to RMB20.3 thousand (US$3.0 thousand) was recognized. Consideration associated with the transaction was collected in 2020.

*** In the third quarter of 2018, JinkoSolar and JinkoPower jointly invested in and established a company named Poyang Luohong Power Co., Ltd. (“Poyang Luohong”), which develops and operates solar power projects in Shangrao, Jiangxi Province. Cash capital injection with the amount of RMB98 million had been made by JinkoPower by the end of 2018. We then held 51% equity interest of Poyang Luohong and consolidated such entity in our financial statements. In the fourth quarter of 2019, we disposed of the 51% equity interest in Poyang Luohong to an independent third party for a consideration of RMB99.8 million (US$14.3 million). Gain on the disposal amounted to RMB19.9 million (US$2.9 million) was recognized. Consideration associated with the transaction was collected in full in 2019. Upon the disposal, the non-controlling interests related to Poyang Luohong with the carrying amount of RMB97.8 million was eliminated.

**** In the fourth quarter of 2017, JinkoSolar International Development Limited disposed of four Mexican power plants, including Energia Solar AHU, S.de R.L. de C.V., Energia Solar CAB, S.de R.L. de C.V., Energia Solar MAZ, S.de R.L. de C.V., and PV Energy SAM, S.de R.L. de C.V., for a consideration of RMB1.3 thousand. Consideration associated with the transaction was collected in 2019.

***** In the second and third quarter of 2018, government background companies made capital injection with an amount of RMB517.0 million into Haining Jinko. In the third quarter of 2019, to support development of local enterprise, government background funds of Zhejiang province made investment into Haining Jinko by capital injection through a  limited partnership established together with Zhejiang Jinko. The total capital injection received from the government funds in the year of 2019 amounted to RMB845.8 million (US$121.5 million). Our percentage of ownership in Haining Jinko was 71% as of December 31, 2019. Haining Jinko was founded by us in 2017 and is principally engaged in the production of photovoltaic products, such as solar modules and cells, for intercompany sales within our company.

****** In the second quarter of 2019, Jiangxi Jinko, together with government background funds, established Jinko Sichuan. Cash capital injections with an aggregate amount of RMB800.0 million (US$114.9 million) had been made by the non-controlling shareholders as of December 31, 2019. We own 70% equity interest in Jinko Sichuan and consolidated the entity in our financial statements. Jinko Sichuan is principally engaged in the production of silicon ingot for intercompany sales within our company.

******* In the fourth quarter of 2019, Jiangxi Jinko, together with government background funds, established Jinko Chuzhou. Cash capital injections with an aggregate amount of RMB550.0 million (US$79.0 million) had been made by the non-controlling shareholders as of December 31, 2019. We own 55% equity interest in Jinko Chuzhou and consolidated such entity in our financial statements. Jinko Chuzhou is still at a preliminary stage with no actual business as of December 31, 2019.

******** In the fourth quarter of 2019, Jiangxi Jinko, together with government background funds, established Jinko Yiwu. Cash capital injections with an aggregate amount of RMB400.0 million (US$57.5 million) had been made by the non-controlling shareholders as of December 31, 2019. We own 55% equity interest in Jinko Yiwu and consolidated such entity in our financial statements. Jinko Yiwu is still at a preliminary stage with no actual business as of December 31, 2019.